EXHIBIT 3.1

                        CERTIFICATE OF INCORPORATION OF
                  GOLDMAN SACHS ASSET BACKED SECURITIES CORP.

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                          CERTIFICATE OF INCORPORATION

                                       OF

                   GOLDMAN SACHS ASSET BACKED SECURITIES CORP.


                                   ARTICLE I

                  The name of the Corporation is Goldman Sachs Asset Backed Securities Corp. (the "Corporation").

                                   ARTICLE II

                  The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such registered office is The Corporation Trust Company.

                                  ARTICLE III

                  The purpose for which the Corporation is organized is to engage in only the following activities:

                  (a) to issue, acquire, own, and hold, directly or through any Trust (each, a "Trust") established by the Corporation one or more series of debt obligations ("Bonds"), each issued pursuant to an indenture ("Indenture") and collateralized by Asset-Backed Collateral (as defined below) and supplemental collateral (the "Supplemental Collateral"; and together with the Asset-Backed Collateral, the "Collateral"), or through one or more trusts issuer certificates ("Certificates," and together with Bonds, "Securities") which represent interests in such Collateral; and to sell, transfer, assign and finance such Securities;

                  (b) to acquire, own, hold, sell, transfer, assign, pledge, finance, reinvest any distributions on, and otherwise deal with, and to form and hold pools ("Pools") of, promissory notes issued by other entities or persons and directly secured by first or second mortgages, deeds of trust, or similar liens on residential or commercial property, and "fully-modified pass-through" mortgage-backed certificates fully guaranteed as to principal and interest by the Government National Mortgage Association, Mortgage Participation Certificates issued and guaranteed by the Federal Home Loan Mortgage Corporation, Guaranteed Mortgage Pass-Through Certificates or Stripped Mortgage Backed Securities issued and guaranteed by the Federal National Mortgage Association or similar certificates and/or pass-through certificates which are neither issued nor guaranteed by any agency or instrumentality of the United States (collectively, the "Mortgage Collateral") and Supplemental Collateral;

                  (c) to acquire, own, hold, sell, transfer, assign, pledge, finance, reinvest any distributions on, and otherwise deal with, and to form and hold Pools of, notes or receivables issued by other entities or persons and directly secured by certain new and used vehicles, including automobiles, motorcycles, vans, trucks, sports utility vehicles, trailers, power sports, equipment, recreational vehicles and boats or asset backed notes or certificates, each secured by or representing an interest in a trust fund consisting of a pool of such receivables (collectively, the "Vehicle Collateral") and Supplemental Collateral;

                  (d) to acquire, own, hold, sell, transfer, assign, pledge, finance, reinvest any distributions on, and otherwise deal with, and to form and hold Pools of, notes or receivables issued by other entities or persons, arising from time to time in the ordinary course of business of originating wholesale consumer receivables, for new and used vehicles, including, automobiles, power sports, motorcycles, vans, trucks, sports utility vehicles, trailers, recreational vehicles, boats and pianos and synthesizers and other consumer merchandise, and asset-backed certificates or notes, each secured by or representing an interest in a trust fund consisting of designated portfolios of wholesale consumer receivables (collectively, the "Floorplan Collateral") and Supplemental Collateral;

                  (e) to acquire, own, hold, sell, transfer, assign, pledge, finance, reinvest any distributions on, and otherwise deal with, and to form and hold Pools of, notes or receivables issued by other entities or persons, arising from time to time in the ordinary course of business of originating equipment receivables, for new and used equipment, including agricultural and construction equipment, or asset-backed certificates or notes, each secured by or representing an interest in a trust fund consisting of designated portfolios of equipment receivables, for new and used equipment, including agricultural and construction equipment (collectively, the "Equipment Collateral"), and Supplemental Collateral;

                  (f) to acquire, own, hold, sell, transfer, assign, pledge, finance, reinvest any distributions on, and otherwise deal with, and to form and hold Pools of, notes or receivables issued by other entities or persons, arising from time to time in the ordinary course of business of originating student loans, including loans under Federal Family Education Loan Program under Title IV of the Higher Education Act of 1965, as amended, private loans that are guaranteed and private loans that are not guaranteed, or asset-backed certificates or notes, each secured by or representing an interest in a trust fund consisting of designated portfolios of student loans, including loans under Federal Family Education Loan Program under Title IV of the Higher Education Act of 1965, as amended, private loans that are guaranteed and private loans that are not guaranteed (collectively, the "Student Loan Collateral"), and Supplemental Collateral;

                  (g) to acquire, own, hold, sell, transfer, assign, pledge, finance, reinvest any distributions on, and otherwise deal with, and to form and hold Pools of, notes or receivables issued by other entities or persons, arising from time to time in the ordinary course of business of originating credit card accounts, including credit card, charge card or certain other types of accounts and trade account receivables and unsecured lines of credit that do not have a credit card as a drawing instrument, or asset-backed certificates or notes, each secured by or representing an interest in a trust fund consisting of designated portfolios of credit card, charge card or certain other types of accounts and trade account receivables and unsecured lines of credit that do not have a credit card as a drawing instrument (collectively, the "Credit Card Collateral" and together with the Mortgage Collateral, Vehicle Collateral, Floorplan Collateral, Equipment Collateral and Student Loan Collateral, the "Asset Backed Collateral"), and Supplemental Collateral;

                  (h) to cause Pools of Mortgage Collateral and Supplemental Collateral to qualify as "real estate mortgage investment conduits" ("REMIC Pools") as defined in the Internal Revenue Code of 1986 (the "Code"), and to cause such REMIC Pools to issue securities ("REMIC Securities") which qualify as "regular interests" or "residual interests" under the Code and to acquire, own, hold, sell, transfer, assign, pledge, finance and otherwise deal with any or all of such REMIC Securities;

                  (i) to cause pools of Asset Backed Collateral (other than Mortgage Collateral and Supplemental Collateral) to qualify as "financial asset securitization investment trusts" ("FASITs") as defined in Sections 860H through 860L to the Code, and to cause such FASITs to issue securities ("FASIT Securities") and to acquire, own, hold, sell, transfer, assign, pledge, finance and otherwise deal with any or all of such FASIT Securities;

                  (j) to issue, acquire, assume, own, hold, sell, transfer, assign, pledge and finance indebtedness that (i) is subordinated to the Securities; (ii) is nonrecourse to the Corporation other than to cash flow on the Collateral securing a series of Securities issued by the Corporation in excess of amounts necessary to pay Securityholders of such series; and (iii) does not constitute a claim against the Corporation to the extent that funds are insufficient to pay such indebtedness;

                  (k) to transfer its rights to any cash flow in excess of amounts necessary to pay Bondholders remitted or to be remitted to the Corporation pursuant to an Indenture; and

                  (l) to engage in any other acts and activities and to exercise any powers permitted to corporations under the General Corporation Law of Delaware (the "GCL") so long as the same are necessary to accomplish the foregoing or are incidental thereto or connected therewith.

                                   ARTICLE IV

                  The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $.01 per share.

                                   ARTICLE V

                  In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power (a) to authorize from time to time the purchase by the Corporation out of its surplus, at such time or times and in such amounts as it shall deem advisable, of shares of its own stock, whether now or hereafter authorized, and of securities convertible into shares of its own stock, whether now or hereafter authorized, at such price or prices as the Board of Directors shall deem to be the fair market value thereof, such purchase or purchases to be for the purpose of resale, reissue or retirement as the Board of Directors may determine, and
(b) to adopt, amend, alter, add to or repeal from time to time the By-Laws of the Corporation without the assent or vote of the stockholders.

                                   ARTICLE VI

                  Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide.

                                  ARTICLE VII

                  Subject to the provision in clause (c) of this Article VII, the Corporation shall not, without the prior written consent of Bondholders holding in the aggregate a majority of the outstanding principal amount of the Bonds of each series issued by the Corporation and, for so long as the Corporation owns more than 50% of the Trust Certificates relating to a Trust which has issued Bonds, the prior written consent of Bondholders holding in the aggregate a majority of the outstanding principal amount of the Bonds of each series issued by such Trust, do any of the following:

                  (a) dissolve or liquidate, in whole or in part;

                  (b) merge, consolidate with, or transfer its assets to any other entity other than an entity having a certificate of incorporation or other organizational document containing provisions identical to the provisions of
Article III hereof and this Article VII, except that the reference in clause (g) of Article III to Delaware may be changed to refer to another state of the United States; or

                  (c) amend, alter in any manner or delete Article III hereof or this Article VII; provided, however, that (i) the Corporation may amend or alter
Article III hereof or this Article VII without obtaining such consent in order to clarify the provisions of such Articles, if such amendment or alteration will not materially adversely affect the rights of the holders of the Bonds of any series issued by the Corporation or such Trust, and (ii) the Corporation may amend or alter Article III hereof for any reason if such amendment or alteration will not result in a lowering of the rating or ratings then assigned to the Bonds of any series issued by the Corporation or such Trust, as confirmed in writing by the nationally recognized statistical rating agency or agencies rating such series of Bonds.

                                  ARTICLE VIII

                  Subject to the limitations in Article VII of this Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation.

                                   ARTICLE IX

                  No director of the Corporation shall be personally liable to the Corporation or to its stockholders for monetary damages for any breach of such director' s fiduciary duty as a director of the Corporation, provided that this Article IX shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date this provision becomes effective in accordance with Section 103(d) of the GCL.

                                   ARTICLE X

                  The Corporation shall have the power, to the full extent permitted by Section 145 of the GCL, as amended from time to time, to indemnify all persons whom it may indemnify pursuant thereto.

                                   ARTICLE XI

                  The Incorporator of the Corporation is Mary E. Keogh, whose mailing address is P.O. Box 636, Wilmington, Delaware 19899.

                                  ARTICLE XII

                  Meetings of the stockholders or the Board of Directors may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

                                  ARTICLE XIII

                  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


                  I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the GCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 10th day of December, 2002.



                                            /s/ Mary E. Keogh
                                            ---------------------------------
                                            Mary E. Keogh
                                            Sole Incorporator